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                                                                       Form 10-K
                                                             Year Ended 12/31/99
                                                                Exhibit 3(ii)(b)

                                 RESOLUTION OF
                           THE BOARD OF DIRECTORS OF
                         R.R. DONNELLEY & SONS COMPANY
                               January 27, 2000

RESOLVED, that the By-Laws of the corporation be and hereby are amended as follows:

          That, effective immediately, Section 4.13 is deleted and the following is substituted therefor:

               "Business Unit Presidents. The Board of Directors
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               may from time to time designate as Business
               Unit President one or more of the
               individuals who occupies the position of senior officer heading a business unit consisting of one or more divisions and/or one or more sales units, and who reports to one or more of the senior officers of the corporation."

          That, effective immediately, the first sentence of
          ARTICLE V is deleted and the following is substituted therefor:

               "The Chief Executive Officer may appoint any individual an officer having such title as he shall deem appropriate, provided such officer is not a participant in the Senior
               Officer Incentive Plan administered by the Board of Directors or its committees."

          That, effective immediately, the last phrase of the last sentence of ARTICLE V is amended to read as follows:

               "...shall be limited to acts pertaining to the business of the unit, operation or function to which they are assigned."

          That, effective on March 23, 2000, the first sentence of Section 3.2 of ARTICLE III is deleted and the following is substituted therefor:

               "The number of Directors which shall
               constitute the whole Board shall be ten (10) of whom four (4) shall be Directors of the First Class, three (3) shall be Directors of the Second Class and three (3) shall be Directors of the Third Class."